EXHIBIT 1


                         SECURITIES PURCHASE AGREEMENT

                                  by and among

                             TRIPATH IMAGING, INC.,

                            ROCHE INTERNATIONAL LTD.


                                      and


                 CERTAIN STOCKHOLDERS OF TRIPATH IMAGING, INC.


                         dated as of September 26, 2000



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                         SECURITIES PURCHASE AGREEMENT


     THIS SECURITIES PURCHASE AGREEMENT dated as of September 26, 2000 (the "Agreement") is made among TRIPATH IMAGING, INC., a corporation organized under the laws of the State of Delaware having its principal offices at 780 Plantation Drive, Burlington, NC 27215, ("TriPath"), ROCHE INTERNATIONAL LTD., a corporation organized under the laws of Bermuda (the "Purchaser") and certain stockholders of TriPath whose names appear on the signature page hereto (the "Stockholders").

                                 R E C I T A L

     TriPath desires to sell to the Purchaser, and the Purchaser desires to purchase from TriPath, shares of TriPath's common stock and warrants to purchase shares of TriPath's common stock on the terms described herein (the "Transaction").

     NOW THEREFORE, in consideration of the premises and of the covenants herein contained, the parties hereto mutually agree as follows:

     SECTION 1. Sale of the Shares and Warrants . Subject to the terms and conditions of this Agreement, TriPath has authorized the sale to the Purchaser of 5,000,000 shares of the Common Stock, par value $0.01 per share (the "Common Stock"), of TriPath at a price per share of eight United States dollars ($8.00
USD). Collectively, the shares of Common Stock which may be purchased pursuant to this Section 1 are referred to herein as the "Shares." Subject to the terms and conditions of this Agreement, TriPath has authorized the sale to the Purchaser of 5,000,000 warrants (collectively, the "Warrants" to purchase shares of Common Stock (the "Warrant Shares") on the terms set forth in Warrant No. 1, Warrant No. 2 and Warrant No. 3 attached hereto as Exhibit A (collectively, the "Warrant Agreements"). The aggregate purchase price for the Warrants shall be $3,000,000 USD.

     SECTION 2. Sale of the Shares. TriPath shall sell to the Purchaser, and the Purchaser shall purchase from TriPath, upon the terms and conditions hereinafter set forth, the Shares and the Warrants (collectively, the "Securities"). The aggregate purchase price for the Securities (the "Aggregate Purchase Price") shall be $43,000,000 USD.

     SECTION 3. Delivery of the Shares and the Warrants at the Closing. The closing of the purchase and sale of the Securities (the "Closing") shall occur no later than five business days after the last to occur of (i) the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, or (ii) the approval of the sale of the Shares and the Warrants by the stockholders of TriPath, to the extent necessary, or (iii) the designation of the Nonvoting Preferred Stock (as defined below), to the extent necessary, or at such other time and date and at a place to be agreed upon by TriPath and the Purchaser (the "Closing Date"). Subject to the terms and conditions of this Agreement, at the Closing, the Purchaser shall pay to TriPath an amount in cash or by wire transfer equal to the Aggregate Purchase Price, and TriPath shall deliver to the Purchaser one or more stock certificates representing the Shares and duly executed Warrant Agreements, each registered in the name of


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the Purchaser, or in such nominee name(s) as designated by the Purchaser.

     SECTION 4. Nasdaq Matters. The parties acknowledge that, as of the date of this Agreement, a request has been made to Nasdaq concerning a determination of the necessity of obtaining approval of the stockholders of TriPath to issue the Shares and the Warrant Agreements ("TriPath Stockholder Approval"), and that certain proposals, described in more detail in Sections 4(a) and 4(b) hereof, have been made to Nasdaq. Upon receipt of a final determination letter from Nasdaq regarding the necessity of stockholder approval (the "Determination Letter"), the following shall occur, as applicable:

     (a) if Nasdaq indicates in the Determination Letter that no TriPath Stockholder Approval will be required if the Purchaser agrees to voting restrictions substantially as set forth in Section 10.4 (the "Voting Restrictions"), then, to the extent that counsel to both TriPath and the Purchaser determine that the Voting Restrictions will not violate applicable law, the Voting Restrictions shall apply to the Purchaser;

     (b) if Nasdaq indicates in the Determination Letter that no TriPath Stockholder Approval will be required only if the Purchaser acquires Warrants to purchase Nonvoting Preferred Stock in lieu of Common Stock (and will be required if the Purchaser acquires Warrants to purchase Common Stock with the Voting Restrictions), then, to the extent that counsel to both TriPath and the Purchaser determine that the issuance of the Nonvoting Preferred Stock will not violate applicable law, the Purchaser shall acquire Warrants to purchase Nonvoting Preferred Stock in lieu Warrants to purchase Common Stock, and all references herein to the Warrants shall refer to Warrants to purchase Nonvoting Preferred Stock. "Nonvoting Preferred Stock" shall mean preferred stock of TriPath designated by the Board of Directors of TriPath out of authorized "blank check" preferred stock which shall (i) convert into shares of Common Stock at a rate of 1,000 shares of Common Stock for each share of Nonvoting Preferred Stock (ii) be nonvoting until converted into shares of Common Stock,
(iii) convert automatically upon a transfer of such shares to an unaffiliated third party (and not be convertible prior to such time), (iv) rank pari passu with the Common Stock with respect to dividends and liquidation preference (which shall be defined to include any merger or similar transaction or tender offer by TriPath or with its approval), (v) provide for a class vote in the event of any amendment to TriPath's charter or bylaws that affects the Nonvoting Preferred Stock adversely in a manner different than the Common Stock and (v) contain such other terms as may be mutually agreed between the parties. In the event that TriPath issues Warrants to purchase Nonvoting Preferred Stock to the Purchaser pursuant to this Section 4(b), then share amounts and exercise prices per share set forth herein with respect to the Warrants shall be appropriately adjusted, as applicable, to reflect the conversion ratio of the Nonvoting Preferred Stock;

     (c) if Nasdaq indicates in the Determination Letter that TriPath Stockholder Approval is required, then TriPath shall promptly seek TriPath Stockholder Approval in accordance with the terms of Section 9.1 hereof.


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     SECTION 5. Representations and Warranties of TriPath. TriPath hereby represents and warrants to the Purchaser as follows:

     5.1. Organization and Qualification. TriPath and each TriPath subsidiary (as defined below) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to conduct its business as currently conducted.

     5.2. Authorized Capital Stock. As of the date hereof, the authorized capital stock of TriPath consists of (a) 49,000,000 shares of Common Stock, of which 28,711,934 were validly issued and outstanding, fully paid and non-assessable on August 25, 2000, and (b) 1,000,000 shares of undesignated preferred stock, $0.01 par value per share, none of which are issued and outstanding. As of July 31, 2000, there were 763,540 shares of Common Stock reserved for issuance under TriPath's 1996 Equity Incentive Plan (the "Equity Plan"), and options to purchase 2,665,529 shares of Common Stock were outstanding as of such date under the Equity Plan. As of July 31, 2000, there were 190,000 shares of Common Stock reserved for issuance under TriPath's 1997 Director Stock Option Plan (the "Director Plan"), and options to purchase 110,000 shares of Common Stock were outstanding as of such date under the Director Plan. As of July 31, 2000, there were 405,703 shares of Common Stock reserved for issuance under the NeoPath 1989 Stock Option Plan (the "1989 Plan"), and options to purchase 405,703 shares of Common Stock were outstanding as of such date under the 1989 Plan. As of July 31, 2000, there were 166,969 shares of Common Stock reserved for issuance under the NeoPath 1999 Plan (the "1999 Plan"), and options to purchase 166,969 shares of Common Stock were outstanding as of such date under the 1999 Plan. As of July 31, 2000, there were 103,527 shares of Common Stock reserved for issuance under the NeoPath Director Plan (the "NeoPath Director Plan"), and options to purchase 103,527 shares of Common Stock were outstanding as of such date under the NeoPath Director Plan. As of August 25, 2000, there were warrants outstanding to purchase 302,283 shares of Common Stock at an average exercise price of $5.419 per share. All of the issued and outstanding shares of TriPath's capital stock have been duly authorized and validly issued and are fully paid and nonassessable and have been issued in compliance with applicable Federal and state securities laws. Except as described herein, (i) no subscription, warrant, option, convertible security or other right (contingent or otherwise) to purchase or acquire any shares of capital stock of TriPath or any TriPath subsidiary is authorized or outstanding, (ii) there is not any commitment or offer of TriPath to issue any subscription, warrant, option, convertible security or other such right or to issue or distribute to holders of any shares of its or any TriPath subsidiary's capital stock any evidences of indebtedness or assets of TriPath or any TriPath subsidiary, (iii) neither TriPath nor any TriPath subsidiary has any obligation (contingent or otherwise) to purchase, redeem or otherwise acquire any shares of its or any TriPath Subsidiary's capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof and (iv) there are no restrictions on the transfer of TriPath's capital stock other than those arising from securities laws or under this Agreement. Except as contemplated by this Agreement or otherwise disclosed in Schedule 5.2, no person or entity is entitled to (i) any preemptive or similar right with respect to the issuance of any capital stock of TriPath or any TriPath subsidiary, or (ii) any rights with respect to the registration of any capital stock of TriPath under the Securities Act of 1933, as amended

     5.3. Consents; Due Execution; Delivery and Performance of the Agreement. Except as otherwise disclosed in Schedule 5.3, TriPath's execution, delivery and performance of this Agreement (a) has been duly authorized under Delaware law by all requisite corporate action



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by TriPath, (b) will not violate any law or the Restated Certificate of
Incorporation, as amended or Restated By-laws of TriPath or any other corporation of which TriPath owns at least 50% of the outstanding voting stock (a "TriPath Subsidiary") or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which TriPath or any TriPath Subsidiary is a party or by which any of their respective properties or assets is bound as of the date hereof or (c) require any consent by any person or entity under, constitute or result (upon notice or lapse of time or both) in a breach of any term, condition or provision of, or constitute a default or give rise to any right of termination or acceleration under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or other encumbrance, of any material nature whatsoever, upon any properties or assets of TriPath or any TriPath Subsidiary. The issuance, sale and delivery of the Shares in accordance with this Agreement, and the issuance and delivery of the Warrant Shares (and, if applicable, the shares of Common Stock issuable upon conversion of Nonvoting Preferred Stock), have been duly authorized and reserved for issuance, as the case may be, by all necessary corporate action on the part of TriPath. The Shares when so issued, sold and delivered against payment therefor in accordance with the provisions of this Agreement, and the Warrant Shares, when issued upon exercise of the Warrants (and, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock), will be duly and validly issued, fully paid and non-assessable. Upon its execution and delivery, and assuming the valid execution thereof by the Purchaser, the Agreement will constitute a valid and binding obligation of TriPath, enforceable against TriPath in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     5.4. Exempt Transaction. Subject to the accuracy of the Purchaser's representations in Section 6 of this Agreement, the issuance of the Shares will constitute a transaction exempt from the registration requirements of Section 5 of the Securities Act of 1933, as amended (the "Securities Act") in reliance upon Regulation D under the Securities Act.

     5.5. Compliance with Rule 144. At the written request of a Purchaser at any time and from time to time, TriPath shall furnish to such Purchaser, within three days after receipt of such request, a written statement confirming TriPath's compliance with the filing requirements of the Securities and Exchange Commission (the "SEC") set forth in SEC Rule 144 as amended from time to time.

     5.6. Disclosure. Neither this Agreement, nor any other items prepared or supplied to any Purchaser by or on behalf of TriPath with respect to the transactions contemplated hereby contain any untrue statement of a material fact or omit to state a material fact necessary in order to make each statement contained herein or therein not misleading. There is no fact which TriPath has not disclosed to the Purchaser in writing and of which any of its directors or executive officers is aware (other than general economic conditions) and which has had or would reasonably be expected to have a material adverse effect upon the financial condition, operating results, assets, customer or supplier relations, employee relations or business prospects of TriPath or TriPath Subsidiaries taken as a whole (an "MAE").


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     5.7. Additional Information. All reports (the "Exchange Act Reports")
filed by TriPath with the SEC pursuant to the reporting requirements of the Securities Act and Securities Exchange Act of 1934, as amended (the "Exchange Act"), when filed, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading. TriPath has made all filings with the SEC which it is required to make, and TriPath has not received any request from the SEC to file any amendment or supplement to any such reports.

     5.8. No Material Changes. As of the date hereof, there has been no event, occurrence, development or state of circumstances or facts which has had or could reasonably be expected to have, individually or in the aggregate, an MAE since the filing date of TriPath's last Exchange Act Report.

     5.9. Governmental Consents. Except as disclosed in any Exchange Act Report and except for applicable requirements under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, no permit, consent, approval or authorization of, or declaration to or filing with, any governmental authority is required, which has not been obtained, in connection with the execution, delivery and performance by TriPath of this Agreement or the Warrant Agreements, the consummation of any of the transactions contemplated hereby or thereby, or the conduct or operation of the business of TriPath and the TriPath Subsidiaries.

     5.10. Compliance with Laws; Litigation. Neither TriPath nor any TriPath Subsidiary has violated any law or any governmental regulation or requirement in any material respect. Except as disclosed in any Exchange Act Report there is no material claim, suit, litigation, investigation, arbitration or other proceeding pending or threatened against TriPath, the TriPath Subsidiaries or any of its or their executive officers.

     5.11. Financial Statements. The audited consolidated balance sheet as of December 31, 1999 and the related audited consolidated statement of operations and cash flows for the year ended December 31, 1999 and the unaudited interim consolidated balance sheet for the six months ended June 30, 2000 and the related unaudited interim consolidated statements of operations and cash flows for the six months ended June 30, 2000 of TriPath and the TriPath Subsidiaries as set forth in the applicable Exchange Act Report fairly present, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of TriPath and the TriPath Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end adjustments in the case of any unaudited interim financial statements).

     5.12. Material Contracts. Each of the agreements, contracts, leases and commitments listed as an exhibit to any report filed by TriPath with the SEC is a legal and valid agreement, binding on TriPath, pursuant to its terms as of the date filed of TriPath or a Subsidiary, as the case may be, and is in full force and effect, and none of TriPath, such Subsidiary or, to the knowledge of TriPath, any other party thereto is in default or breach, in each case in any material respect, and, no event or circumstance with respect to any such agreement, contract, lease or commitment has occurred that, with notice or lapse of time or both,


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would reasonably be expected to constitute an MAE.

     5.13. Taxes. Each of TriPath and the TriPath Subsidiaries have duly filed all federal, state and other tax returns required by law to be filed by it and have paid all federal, state and other taxes, assessments and other governmental charges or levies which are due and payable by TriPath or any TriPath Subsidiary, except any such taxes, assessments or other governmental charges or levies (i) the payment of which is being contested in good faith by appropriate proceedings, and (ii) for which adequate reserves have been provided on the books of TriPath or a TriPath Subsidiary, as applicable.

     5.14. Intellectual Property. TriPath and each TriPath Subsidiary owns, or has the legal right to use, all material intellectual property rights necessary for each of them to conduct its business. Except as disclosed in any Exchange Act Report, no claim has been asserted and is pending by any person or entity challenging or questioning the use of any such intellectual property right or the validity or effectiveness of any such intellectual property right, nor does TriPath know of any facts or circumstances that could provide a reasonable basis for any such claim. Except as disclosed in any Exchange Act Report, to the knowledge of TriPath, the use of such intellectual property rights by TriPath and the TriPath Subsidiaries does not infringe on the rights of any person or entity.

     5.15. Environmental Compliance. (a) No notice, notification, demand, request for information, citation, summons, complaint or order has been issued, no complaint has been filed, no penalty has been assessed and no investigation or review is pending, or to TriPath's knowledge, threatened by any governmental or other entity (i) with respect to any alleged material violation by TriPath or any TriPath Subsidiary of any Environmental Law, (ii) with respect to any alleged failure by TriPath or any TriPath Subsidiary to have any material Environmental Permit or (iii) with respect to any release, as defined in 42 U.S.C. ss.9601(22), of any Hazardous Substance. To the knowledge of TriPath, no release, as defined in 42 U.S.C. ss.9601(22), of any Hazardous Substance has occurred at or on any property now or previously owned or leased by TriPath or any of the TriPath Subsidiaries which could reasonably be expected to have, individually or in the aggregate, an MAE. There are no material Environmental Liabilities.

     (b) For purposes of this Section:

     "Environmental Laws" means any federal, state, local or foreign law (including, without limitation, common law), treaty, judicial decision, regulation, rule, judgment, order, decree, injunction, permit or governmental restriction or requirement or any agreement with any governmental authority or other Person, whether now or hereafter in effect, relating to human health and safety, the environment or to hazardous substances.

     "Environmental Liabilities" means all liabilities of TriPath and the TriPath Subsidiaries, whether contingent or fixed, known or unknown, which arise under or relate to matters covered by Environmental Laws.


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     "Environmental Permits" means all permits, licenses, franchises, certificates, approvals and other similar authorizations of governmental authorities relating to or required by Environmental Laws and affecting, or relating in any way to, the business of TriPath or any TriPath Subsidiary.

     "Hazardous Substances" means any pollutant, contaminant, waste or chemical or any toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including, without limitation, petroleum, its derivatives, by-products and other hydrocarbons, and any substance, waste or material regulated under any Environmental Law.

     5.16. Finder's Fees. There is no investment banker, broker, finder or other intermediary which has been retained by or is authorized to act on behalf of TriPath or any of its affiliates which might be entitled to any fee or commission from TriPath or any of its affiliates upon consummation of the transactions contemplated by this Agreement or the Warrant Agreements.

     SECTION 6. Representations and Warranties of the Purchaser.

     6.1. Investment Considerations. The Purchaser represents and warrants to TriPath that:

     (a) the Purchaser is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by companies comparable to TriPath, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Shares and the Securities;

     (b) the Purchaser is acquiring the Securities in the ordinary course of its business and for its own account for investment only and with no present intention of distributing any of such Securities or any arrangement or understanding with any other persons regarding the distribution of such Securities.

     (c) the Purchaser understands that the Securities are "restricted securities" under the federal securities laws inasmuch as they are being acquired from TriPath in an exempt transaction pursuant to Regulation D under the Securities Act and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act only in certain limited circumstances. In this connection the Purchaser represents that it is familiar with Regulation D and SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act;

     (d) the Purchaser qualifies as an "accredited investor" within the meaning of Rule 501(a)(3) of Regulation D promulgated under the Securities Act and is not a resident of any of the United States of America;


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     (e) the Purchaser agrees to resell the Securities only pursuant to registration under the Securities Act, or pursuant to an available exemption from registration and agrees not to engage in hedging transactions with regard to such Securities unless in compliance with the Securities Act; and

     (f) the Purchaser understands that the certificates evidencing the Shares and the Warrant Shares shall bear the following legend unless and until the resale of the Shares and the Warrant Shares pursuant to an effective Registration Statement or until the Shares and the Warrant Shares may be sold under Rule 144 without restrictions.

         THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THEY MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF A REGISTRATION STATEMENT IN EFFECT WITH RESPECT TO THE SECURITIES UNDER SUCH ACT , OR, AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO TRIPATH THAT SUCH REGISTRATION IS NOT REQUIRED UNDER SUCH ACT. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH SUCH ACT.

     6.2. Due Execution, Delivery and Performance of the Agreement. The Purchaser further represents and warrants to, and covenants with, TriPath that
(a) such Purchaser is a corporation duly organized and validly existing and in good standing under the laws of Bermuda and has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, (b) the execution, delivery and performance of this Agreement will not violate any law or the charter documents of such Purchaser or any other corporation of which such Purchaser owns at least 50% of the outstanding voting stock (a "Purchaser Subsidiary") or any provision of any material indenture, mortgage, agreement, contract or other material instrument to which such Purchaser or any Purchaser Subsidiary is a party or by which such Purchaser, any Purchaser Subsidiary, or any of their respective properties or assets is bound as of the date hereof, or result in a breach of or constitute (upon notice or lapse of time or both) a default under any such indenture, mortgage, agreement, contract or other material instrument or result in the creation or imposition of any lien, security interest, mortgage, pledge, charge or encumbrance, of any material nature whatsoever, upon any assets of such Purchaser or any Purchaser Subsidiary, and (c) upon the execution and delivery of this Agreement, and assuming the valid execution thereof by TriPath, this Agreement shall constitute a valid and binding obligation of such Purchaser enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' and contracting parties' rights generally and except as enforceability may be subject to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

     SECTION 7. Conditions to the Obligations of the Purchaser.

     The obligations of the Purchaser under this Agreement are subject to the fulfillment, or the waiver by the Purchaser in its sole discretion, of the conditions set forth in this


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Section 7 on or before the Closing Date.

     7.1. Accuracy of Representations and Warranties. Each representation and warranty of TriPath contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representation and warranty had been made on and as of that date.

     7.2. Performance. TriPath shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by TriPath prior to or at the Closing.

     7.3. Opinion of Counsel. The Purchaser shall have received an opinion from Palmer & Dodge LLP, counsel to TriPath, dated as of the Closing Date, addressed to the Purchaser, and substantially in the form attached hereto as Exhibit B.

     7.4. Consents and Approvals. TriPath shall have delivered to the Purchaser all of the required consents or approvals as disclosed in Schedule 5.3 herein.

     7.5. Hart-Scott-Rodino. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

     7.6. Certificates and Documents. TriPath shall have delivered to counsel to the Purchaser:

     (a) a certificate of the Secretary or Assistant Secretary of TriPath dated as of the Closing Date, certifying as to (i) the incumbency of officers of TriPath executing this Agreement, the Warrant Agreements, and all other documents executed and delivered in connection herewith, (ii) a copy of the By-Laws of TriPath, as in effect on and as of the Closing Date, and (iii) a copy of the resolutions of the Board of Directors of TriPath authorizing and approving TriPath's execution, delivery and performance of this Agreement, the Warrant Agreements and all matters in connection with this Agreement and the Warrant Agreements, and the transactions contemplated thereby; and

     (b) a certificate, executed by the President of TriPath as of the Closing Date, certifying to the fulfillment of all of the conditions to the Purchaser's obligations under this Agreement, as set forth in this Section 7.

     7.7. NASDAQ Listing. TriPath shall deliver to the Purchaser evidence that the Shares and the Warrant Shares (or, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock) have been approved for listing on the Nasdaq Stock Market.

     7.8. Other Matters. All corporate and other proceedings in connection with the transactions contemplated at the Closing by this Agreement, and all documents and instruments incident to such transactions, shall be reasonably satisfactory in substance and form to the Purchaser and its counsel, and the Purchaser and its counsel shall have received all such counterpart originals or certified or other copies of such documents as they may reasonably request.


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     SECTION 8. Conditions to the Obligations of TriPath.

     The obligations of TriPath under this Agreement are subject to the fulfillment, or the waiver by TriPath in its sole discretion, of the conditions set forth in this Section 8 on or before the Closing Date.

     8.1. Accuracy of Representations and Warranties. Each representation and warranty of the Purchaser contained in this Agreement shall be true on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of that date.

     8.2. Hart-Scott-Rodino. The applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, shall have expired or been terminated.

     8.3. Performance. The Purchaser shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by the Purchaser prior to or at the Closing.

     8.4. Stockholder Approval. The TriPath stockholders shall have, to the extent necessary, duly approved the issuance of the Shares and the Warrants on the terms described herein.

     SECTION 9. Covenants of TriPath.

     9.1. Consummation of Agreement. TriPath shall use its best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and further to ensure that to the extent in its control or capable of influence by it, no breach of any of its representations, warranties and agreements hereunder or contemplated hereby occurs or exists on or prior to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. TriPath will take all reasonable actions necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, the preparation and filing of a Notification and Report Form for Certain Mergers and Acquisitions promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the preparation and filing with the SEC of a proxy statement regarding approval of the transaction contemplated hereby, to the extent necessary, and the conduct of a stockholder meeting regarding such approval, and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or in connection with the consummation of the transactions contemplated by this Agreement.

     9.2. Registration of Shares.

     (a) Demand Registration. Commencing 270 days following the Closing Date, if on any occasion the Purchaser shall notify TriPath in writing that it intends to offer or cause to be offered any Registrable Shares (which term shall mean (i) the Shares, (ii) the Warrant Shares (or, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock) and (iii) any other shares of common stock held by the Purchaser or any affiliate (as such term is defined in Section 144(a)(1) of Rule 144 under the Securities Act) of the Purchaser on the date hereof) for public sales, in accordance with Section 10.2 hereof, TriPath covenants and agrees that it will:

          (i) promptly following such notice, prepare and file a registration statement (including, if so requested by the Purchaser, a shelf registration) on one or more Forms S-1, or Forms S-3 if TriPath meets the eligibility requirements set forth in paragraph I of the General Instructions to Form S-3 for the use of such Form for the registration of securities in a transaction involving secondary offerings, as described in such General Instructions, covering the resale of all (or such part as may be requested by the Purchaser) of the Registrable Shares by the Purchaser (or any other form of registration statement promulgated by the SEC which would cover the resale of the Registrable Shares); provided that, TriPath shall not be required to effect more than one registration hereunder in any 12-month period, and TriPath shall use its best efforts to cause such registration statement to become effective in order that the Purchaser may sell its Registrable Shares in accordance with the proposed plan of distribution;

          (ii) prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement(s) and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Securities Act with respect to the resale of the Registrable Shares covered by such registration statement(s) until such time as the Purchaser can sell all Registrable Shares then held by the Purchaser, together with any Warrant Shares issuable upon exercise of unexercised Warrants (or, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock), in any three-month period;

          (iii) furnish the Purchaser with such number of copies of such prospectus as it may reasonably request in order to facilitate the resale of the Registrable Shares;

          (iv) take any other actions as may be necessary or useful, in the Purchaser's reasonable judgment, to facilitate the resales contemplated by such registration statement(s), including sending appropriate officers of TriPath to attend any "road shows" (scheduled at times and places mutually convenient to TriPath and the Purchaser) and otherwise using its reasonable efforts to cooperate in the marketing of securities so registered;

          (v) file documents required of TriPath for blue sky clearance in states specified in writing by the Purchaser; provided, however, that TriPath shall not be required to qualify to do business or consent to service of process in any jurisdiction in which it is now not so qualified or has not so consented; and

          (vi) bear all expenses in connection with the procedures set forth in paragraphs (i) through (v) of this Section 9.2(a) and the registration of the Registrable Shares pursuant to the registration statement(s), other than fees and expenses, if any, of counsel or other advisors to the Purchaser.

     (b) Piggyback Registration.

          (i) TriPath will notify the Purchaser in writing at least 30 days prior to the filing of any registration statement under the Securities Act for purposes of a public offering of securities of TriPath (including, but not limited to, registration statements relating to secondary offerings of securities of TriPath, but excluding registration statements relating to employee benefit plans or with respect to corporate reorganizations or other transactions under Rule 145 of the Securities Act) and will afford the Purchaser an opportunity to include in such registration statement all or part of such Registrable Shares held by the Purchaser. If the Purchaser desires to include in any such registration statement all or any part of the Registrable Shares held by it, it will, within 15 days after the above-described notice from TriPath, so notify TriPath in writing. Such notice will state the intended method of disposition of the Registrable Shares by the Purchaser. If the Purchaser decides not to include all of its Registrable Shares in any registration statement thereafter filed by TriPath, the Purchaser will nevertheless continue to have the right to include any Registrable Shares in any subsequent such registration statement or registration statements as may be filed by TriPath with respect to offerings of its securities, all upon the terms and subject to the conditions set forth herein.

          (ii) If the registration statement under which Tripath gives notice under this Section 9.2(b) is for an underwritten offering, TriPath will so advise the Purchaser as a part of such notice. In such event, the right of the Purchaser to be included in a registration pursuant to this Section 9.2(b) will be conditioned upon the Purchaser's participation in such underwriting and the inclusion of the Purchaser's Registrable Shares in the underwriting to the extent provided herein. If the Purchaser proposes to distribute Registrable Shares through such underwriting, it will enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by TriPath. Notwithstanding any other provision of the Agreement, if the underwriter determines in good faith that marketing factors require a limitation of the number of shares to be underwritten, the number of shares that may be included in the underwriting will be allocated: first, to TriPath; second, to the Purchaser and, third, to all other holders of TriPath Common Stock requesting to be included in such registration.

          (iii) TriPath will have the right to terminate or withdraw any registration initiated or withdraw any registration initiated by it under this Section 9.2(b) prior to the effectiveness of such registration whether or not the Purchaser has elected to include securities in such registration. The Registration Expenses of such withdrawn registration will be borne by TriPath in accordance with Section 9.2(b)(iv).

          (iv) TriPath shall bear all expenses in connection with the procedures set forth in this Section 9.2(b) and the registration of the Registrable Shares pursuant to the registration statement(s), other than fees and expenses, if any, of counsel or other advisors to the Purchaser.

     9.3. Indemnification. For the purpose of this Section 9.3,

     (a) the term "Selling Stockholder" shall mean the Purchaser and any officer, director, employee, agent, affiliate or person deemed to be in control of the Purchaser within the meaning of Section 15 of the Securities Act or
Section 20 of the Exchange Act;

     (b) the term "Registration Statement" shall mean any final prospectus, exhibit, supplement or amendment included in or relating to the registration statement referred to in Section 9.2; and

     (c) the term "untrue statement" shall mean any untrue statement or alleged untrue statement of, or any omission or alleged omission to state, in the Registration Statement a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     TriPath agrees to indemnify and hold harmless each Selling Stockholder from and against any losses, claims, damages or liabilities to which such Selling Stockholder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement on the effective date thereof, or arise out of any failure by TriPath to fulfill any undertaking included in the Registration Statement and TriPath will reimburse such Selling Stockholder for any reasonable legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that TriPath shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon, an untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to TriPath by or on behalf of such Selling Stockholder specifically for use in preparation of the Registration Statement, or any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Selling Stockholder prior to the pertinent sale or sales by such Selling Stockholder.

     The Purchaser agrees to indemnify and hold harmless TriPath (and each person, if any, who controls TriPath within the meaning of Section 15 of the Securities Act, each officer of TriPath who signs the Registration Statement and each director of TriPath) from and against any losses, claims, damages or liabilities to which TriPath (or any such officer, director or controlling person) may become subject (under the Securities Act or otherwise), insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement of a material fact contained in the Registration Statement on the effective date thereof if such untrue statement was made in reliance upon and in conformity with written information furnished by or on behalf of a Purchaser specifically for use in preparation of the Registration Statement, and the Purchaser will reimburse TriPath (or such officer, director or controlling person, as the case may be), for any legal or other expenses reasonably incurred in investigating, defending, or preparing to defend any such action, proceeding or claim; provided, however, that no Purchaser shall be liable for any statement or omission in any Prospectus that is corrected in any subsequent Prospectus that was delivered to such Purchaser prior to the pertinent sale or sales by such Purchaser.

     Promptly after receipt by any indemnified person of a notice of a claim or the commencement of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 9.3, such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action, and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and such indemnifying person shall have been notified thereof, such indemnifying person shall be entitled to participate therein, and, to the extent it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified person; provided, however, that the indemnifying person shall not agree to a settlement of any such action without the consent of the indemnified person, which consent shall not be unreasonably withheld. After notice from the indemnifying person to such indemnified persons of its election to assume the defense thereof, such indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that if there exists or shall exist a conflict of interest that would make it inappropriate, in the opinion of counsel to the indemnified person, for the same counsel to represent both the indemnified person and such indemnifying person or any officer, director, employee, agent, affiliate or person deemed to be in control of such indemnifying person within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, the indemnified person shall be entitled to retain its own counsel at the expense of such indemnifying person. It is understood, however, that any indemnifying person shall, in connection with any one such action, suit or proceeding or separate but substantially similar or related actions, suits, or proceedings in the same jurisdiction arising out of the same general allegations or circumstances, be liable for the reasonable fees and expenses of only one separate firm of attorneys (in addition to any local counsel) at any time for all such indemnified parties not having actual or potential differing interests with such indemnifying person or among themselves.

     9.4. "Stand-Off" Agreement. If the Purchaser holds any Shares or Warrant Shares representing more than 5% of the outstanding common stock (if applicable, assuming the conversion of all Nonvoting Preferred Stock) or at any such time as a Purchaser Representative (as hereinafter defined) is a member of TriPath's Board of Directors at such time as TriPath proposes, at any time after the Closing Date, to offer shares of its Common Stock or other securities for sale in a registered underwritten public offering, then the Purchaser agrees not to sell or otherwise transfer or dispose of any such Shares or other securities of TriPath held by it during the period commencing 10 days prior to, and expiring 180 days after, such registered public offering has become effective, provided, that all executive officers and directors of TriPath enter into similar agreements and provided further that such restrictions shall not apply to any disposition of Shares or Warrant Shares (or, if applicable, shares of Common Stock issuable upon conversion of Nonvoting Preferred Stock) by the Purchaser pursuant to the request for a firm commitment underwritten demand registration (but not shelf registration) delivered to TriPath prior to the date that TriPath files any documents with respect to its underwritten public offering with the SEC. TriPath may impose stop transfer instructions with respect to the Shares or other securities subject to the foregoing restriction until the end of any stand-off period.

     9.5. Termination. The Purchaser's registration rights hereunder (including its shelf registration) shall be exercisable from time to time for so long as Purchaser holds the Shares, the Warrants or the Warrant Shares and shall, notwithstanding the foregoing, terminate at such time as the Purchaser can sell all Shares and Warrant Shares (or, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock) then held by the Purchaser, together with any Warrant Shares issuable upon exercise of unexercised Warrants (or, if applicable, the Common Stock issuable upon conversion of the Nonvoting Preferred Stock), in any three-month period in reliance upon Rule 144 under the Securities Act.

     9.6. Election of Director. TriPath shall, at the next meeting of the Board of Directors of TriPath following the Closing, elect to the Board of Directors an individual designated in writing by the Purchaser (the "Purchaser Representative"), and shall thereafter cause the Purchaser Representative to be nominated and use its best efforts to cause such person re-elected to the Board of Directors at the expiration of each term of the Purchaser Representative as a Director of TriPath. The Purchaser may, at any time, notify TriPath that a different individual has been selected by the Purchaser to be the Purchaser Representative, and, upon the resignation of the Purchaser Representative then in office, TriPath shall cause such different individual to be elected as a Director of TriPath. The obligations of TriPath under this Section 9.6 shall terminate and be of no further force and effect at the earlier to occur of (i) the Purchaser holding less than 4,750,000 shares of Common Stock or (ii) the Purchaser holding less than 7.5% of the outstanding shares of Common Stock of TriPath.

     SECTION 10. Covenants of the Purchaser.

     10.1. Consummation of Agreement. The Purchaser shall use its best efforts to perform and fulfill all conditions and obligations to be performed and fulfilled by it under this Agreement and further to ensure that to the extent in its control or capable of influence by it, no breach of any of its representations, warranties and agreements hereunder or contemplated hereby occurs or exists on or prior to the Closing to the end that the transactions contemplated by this Agreement shall be fully carried out in a timely fashion. The Purchaser will take all reasonable actions necessary or desirable to consummate the transactions contemplated by this Agreement, including, without limitation, the preparation and filing of a Notification and Report Form for Certain Mergers and Acquisitions promulgated under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and will promptly cooperate with and furnish information to any party hereto necessary in connection with any such requirements imposed upon any of them or in connection with the consummation of the transactions contemplated by this Agreement.

     10.2. Lock-Up of Shares. The Purchaser hereby agrees that it will not, directly or indirectly, (i) sell, offer, contract to sell, make any short sale, pledge, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer or dispose of any of the Shares or the Warrant Shares (or, if applicable, the shares of Common Stock issuable upon conversion of the Nonvoting Preferred Stock) (collectively, the "Subject Shares") or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences or ownership of any of the Subject Shares, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise (collectively, "Transfer"); provided, that, the Purchaser may Transfer Subject Shares in the amounts specified in the Lock-Up Schedule below at a price equal to or greater than the price specified in the Lock-Up Schedule and provided, further, that, the Purchaser may, in any event, Transfer up to 50% of the Subject Shares in any 12-month period following the 28-month anniversary of the Closing Date.

                                LOCK-UP SCHEDULE

                                    NUMBER OF SHARES            MINIMUM
         TIME PERIOD                THAT CAN BE SOLD          SALES PRICE
         -----------                ----------------          -----------

         After 1st Anniversary        1,000,000
         of Closing Date              Subject Shares             20.00 USD

         After 13-month
         Anniversary of Closing       2,000,000 Additional
         Date                         Subject Shares            $25.00 USD

         After 14-month
         Anniversary of Closing       2,000,000 Additional
         Date                         Subject Shares            $30.00 USD

     10.3. Profit Sharing. The Purchaser hereby agrees that, in the event that it sells any Subject Shares after the first anniversary of the Closing Date and prior to the third anniversary of the Closing Date (the "Profit Sharing Period"), it shall, within five business days of any such sale, notify TriPath of the date of any such sale, the price at which such shares have been sold and the amount of all sales commissions and/or underwriting discounts actually paid in connection with such sale. If the sales price of any such shares, net of sales commissions and underwriting discounts (the "Net Sales Price"), exceeds $20.00 USD per share, then the notice described in the first sentence of this Section shall be accompanied by a certificate tendered to TriPath, with a stock power duly executed in blank, representing a number of shares of TriPath Common Stock not less than the quotient of (A) amount by which the Net Sales Price exceeds $20.00 USD multiplied by one half of the aggregate number of Subject Shares sold divided by (B) the gross sales price of such Subject Shares (the "Tendered Shares"). If the number of shares represented by the certificate tendered to TriPath pursuant to the preceding sentence exceeds the number of Tendered Shares, then TriPath shall promptly cause to be delivered to the Purchaser a balance certificate representing the number of shares not so tendered. The obligations of the Purchaser under this Section shall only apply to the first 2,500,000 Subject Shares sold by the Purchaser during the Profit Sharing Period.

     10.4. Voting Restrictions. In the event that the provisions of Section 4(a) are applicable, then the following provisions shall apply to the
Purchaser:

          (i) In the event that any action is submitted to the stockholders of TriPath for their approval, either for consideration at a meeting of the stockholders of TriPath or by written consent, the Purchaser hereby agrees to vote all shares of Common Stock issuable upon exercise of the Warrants (the "Restricted Shares") in the same manner (i.e. in favor of, against and abstentions with respect to) proportionately to all other shares of TriPath that are entitled to vote with respect to such matter. For example, if with respect to a particular matter, the other shares of TriPath Common Stock are voted 55% in favor of such matter, 40% against such matter and 5% abstentions, then the Purchaser shall vote all Restricted Shares in the same proportions.

          (ii) The Purchaser hereby appoints each of the Directors of TriPath other than the Purchaser Representatives, acting severally, as its proxy, with full power of substitution, in the name, place and stead of the Purchaser to vote all Restricted Shares at any meeting of stockholders of TriPath (and at any adjournment or adjournments thereof) or with respect to any written consent of stockholders for purposes of voting such shares in the manner indicated in Section 10.4(i). The Purchaser agrees that the proxy granted by it in the preceding sentence is coupled with an interest and shall be irrevocable until expiration of this Agreement.

          (iii) Notwithstanding anything else contained herein, the provisions of this Section 10.4 shall not bind any unaffiliated transferees of the Purchaser of any shares of TriPath capital stock.

     SECTION 11. Stockholder Voting Agreement. At every meeting of the stockholders of TriPath with respect to any of the following, and at every adjournment thereof, and on every action or approval by written consent of the stockholders of TriPath with respect to any of the following, each of the Stockholders shall vote all shares of capital stock of TriPath owned or controlled by such Stockholder (i) in favor of approval of the issuance of the Shares and the Warrants and any matter that could reasonably be expected to facilitate the transactions contemplated hereby and (ii) against approval of any proposal made in opposition to or competition with consummation of the transactions contemplated hereby. Each Stockholder agrees not to take any actions contrary to its obligations under this Agreement.

     SECTION 12. Miscellaneous.

     12.1. Notices. Any consent, notice or report required or permitted to be given or made under this Agreement by one of the parties hereto to the other shall be in writing, delivered personally or by facsimile (and promptly confirmed by telephone, personal delivery or courier) or courier, postage prepaid (where applicable), addressed to such other party at its address indicated below, or to such other address as the addressee shall have last furnished in writing to the addressor and shall be effective upon receipt by the addressee.

         If to TriPath:    TriPath, Inc.
                           780 Plantation Drive
                           Burlington, North Carolina 27215
                           Attention: President
                           Telephone: (800) 426-2176
                           Telecopy:  (336) 222-8819

         with a copy to:   Palmer & Dodge LLP
                           One Beacon Street
                           Boston, Massachusetts 02108
                           Attention: Marc A. Rubenstein, Esq.
                           Telephone: (617) 573-0100
                           Telecopy:  (617) 227-4420

         If to Purchaser:  to the address set forth below the
                           Purchaser's name on the signature page hereto

     12.2. Entire Agreement. This Agreement contains the entire understanding of the parties with respect to the subject matter hereof. All express or implied agreements and understandings, either oral or written, heretofore made are expressly merged in and made a part of this Agreement.

     12.3. Survival of Representations, Warranties and Agreements; Assignability of Rights. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by TriPath and the Purchaser herein, except as otherwise provided herein, shall survive the execution of this Agreement, the delivery to the Purchaser of the Shares being purchased and the payment therefor. Except as otherwise provided herein, (i) the covenants, agreements, representations and warranties of TriPath made herein shall bind TriPath's successors and assigns and shall insure to the benefit of the Purchaser's successors and assigns and (ii) the covenants, agreements, representations and warranties of the Purchaser made herein shall bind the Purchaser's successors and assigns and shall insure to the benefit of TriPath's successors and assigns.

     12.4. Assignment. Neither this Agreement nor any of the rights and obligations contained herein may be assigned or otherwise transferred by either party without the consent of the other party; provided, however, that either TriPath or a Purchaser may, without such consent, assign its rights and obligations under this Agreement (i) to any affiliate, all or substantially all of the equity interest of which is owned and controlled by such party or its direct or indirect parent corporation, or (ii) in connection with a merger, consolidation or sale of substantially all of such party's assets to an unrelated third party; provided, however, that such party's rights and obligations under this Agreement shall be assumed by its successor in interest in any such transaction and shall not be transferred separate from all or substantially all of its other business assets, including those business assets. Any purported assignment in violation of the preceding sentence shall be void. Any permitted assignee shall assume all obligations of its assignor under this Agreement.

     12.5. Amendments and Waivers. This Agreement may not be modified or amended except pursuant to an instrument in writing signed by TriPath and the Purchaser. The waiver by either party hereto of any right hereunder or the failure to perform or of a breach by the other party shall not be deemed a waiver of any other right hereunder or of any other breach or failure by said other party whether of a similar nature or otherwise.

     12.6. Headings. The headings of the various sections of this Agreement have been inserted for convenience of reference only and shall not be deemed to be part of this Agreement.

     12.7. Severability. In case any provision contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

     12.8. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware (without giving effect to the choice of law provisions thereof).

     12.9. Jurisdiction. The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement, the Warrant Agreements or the transactions contemplated hereby or thereby shall be brought in the United States District Court for the District of Delaware or any Delaware state court, so long as one of such courts shall have subject matter jurisdiction over such suit, action or proceeding, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding which is brought in any such court has been brought in an inconvenient forum.

     12.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.

     12.11. Expenses. Except as otherwise specifically provided herein, each party shall bear its own expenses in connection with this Agreement.

     12.12. Publicity. Neither party hereto shall issue any press releases or otherwise make any public statement with respect to the transactions contemplated by this Agreement without the prior written consent of the other party, except as may be required by applicable law or regulation.

     12.13. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE WARRANT AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

            [The remainder of this page is intentionally left blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Securities Purchase Agreement to be executed by their duly authorized representatives as of the day and year first above written.

TRIPATH, INC.


By: /s/ Paul R. Sohmer, M.D.
   -----------------------------------------------------------
    Name:  Paul R. Sohmer, M.D.
    Title: President & CEO


ROCHE INTERNATIONAL LTD.


By: /s/ John S. T. Stout       /s/ P. B. Hubbard
   -------------------------  --------------------------------
    Name:  John S. T. Stout    P. B. Hubbard
    Title: Director            Authorised Signatory
    c/o Corange International Limited
    The Corner House/3rd Floor
    Church & Parliament Street
    Hamilton, Bermuda HMHX


STOCKHOLDERS:

AMPERSAND SPECIALTY MATERIALS
AND CHEMICALS III LIMITED
PARTNERSHIP

By: ASMC-III Management Company Limited
    Partnership, as General Partner

By: ASMC-III MCLP LLP,
    as its General Partner

By: /s/ Richard A. Charpie
    -------------------------------
    Name:  Richard A. Charpie
    Title: Managing General Partner


AMPERSAND SPECIALTY MATERIALS
AND CHEMICALS III COMPANION FUND
LIMITED PARTNERSHIP

By: ASMC-III Management Company Limited
    Partnership, as General Partner

By: ASMC-III MCLP LLP,
    as its General Partner

By: /s/ Richard A. Charpie
    -------------------------------
    Name:  Richard A. Charpie
    Title: Managing General Partner

LABORATORY PARTNERS I LIMITED
PARTNERSHIP

By: Ampersand Lab Partners Management
    Company Limited Partnership,
    as General Partner

By: Ampersand Lab Partners MCLP LLP,
    as its General Partner

By: /s/ Richard A. Charpie
    -------------------------------
    Name:  Richard A. Charpie
    Title: Managing General Partner


LABORATORY PARTNERS COMPANION
FUND LIMITED PARTNERSHIP

By: Ampersand Lab Partners Management
    Company Limited Partnership,
    as General Partner

By: Ampersand Lab Partners MCLP LLP,
    as its General Partner

By: /s/ Richard A. Charpie
    -------------------------------
    Name:  Richard A. Charpie
    Title: Managing General Partner


DLJ CAPITAL CORPORATION

By: /s/ Robert E. Curry
    ----------------------------
    Name:  Robert E. Curry
    Title: Divisional Vice Pres. and Attorney-in-Fact


SPROUT CAPITAL VII, L.P.

By: DLJ Capital Corporation,
    as Managing General Partner

By: /s/ Robert E. Curry
    ----------------------------
    Name:  Robert E. Curry
    Title: Divisional Vice Pres. and Attorney-in-Fact

DLJ  FIRST ESC, L.L.C.

By: DLJ LBO Plans Management Corporation,
    as Manager

By: /s/ Robert E. Curry
    ----------------------------
    Name:  Robert E. Curry
    Title: Divisional Vice Pres. and Attorney-in-Fact


THE SPROUT CEO FUND, L.P.

By: DLJ Capital Corporation,
    as Managing General Partner

By: /s/ Robert E. Curry
    ----------------------------
    Name:  Robert E. Curry
    Title: Divisional Vice Pres. and Attorney-in-Fact


ALLEMANNI, LLC

By: /s/ James B. Powell
    ----------------------------
    Name:  James B. Powell
    Title: Manager

SECTION 1   Authorization of Sale of the Shares .............................  1

SECTION 2.  .................................................................  1

SECTION 3   Sale of the Shares ..............................................  1

SECTION 4.  Delivery of the Shares at the Closing ...........................  1

SECTION 5.  Terms of the Options ............................................  2

SECTION 6.  Representations, Warranties and Covenants of TriPath ............  2

            6.1.     Organization and Qualification..........................  2

            6.2.     Authorized Capital Stock................................  2

            6.3.     Consents; Due Execution; Delivery and Performance of the
                     Agreement...............................................  3

            6.4.     Exempt Transaction......................................  3

            6.5.     Compliance with Rule 144................................  3

            6.6.     Disclosure..............................................  3

            6.7.     Additional Information.................................   4

            6.8.     No Material Changes.....................................  4

SECTION 7.  Representations, Warranties and Covenants of the Purchaser ......  4

            7.1.     Investment Considerations...............................  4

            7.2.     Due Execution, Delivery and Performance of the Agreement  5

SECTION 8.  Conditions to the Obligations of the Purchaser ..................  6

            8.1.     Accuracy of Representations and Warranties..............  6

            8.2.     Performance.............................................  6

            8.3.     Opinion of Counsel......................................  6

            8.4.     Consents and Approvals..................................  6

            8.5.     Certificates and Documents..............................  6

            8.6.     Other Matters...........................................  6

SECTION 9.  Conditions to the Obligations of TriPath ........................  6

            9.1.     Accuracy of Representations and Warranties..............  7

            9.2.     Performance.............................................  7

SECTION 10. Survival of Representations, Warranties and Agreements;
            Assignability of Rights .........................................  7

SECTION 11. .Covenants of TriPath ...........................................  7

            11.1.    Registration of Shares....................................7

            11.2.    Indemnification...........................................8

            11.3.    "Stand-Off" Agreement.....................................9

            11.4.    Termination..............................................10

SECTION 12. Standstill Agreement ............................................ 10

            12.1.    Certain Definitions......................................10

            12.2.    Prohibited Acquisitions..................................10

            12.3.    Notice of Purchases......................................11

            12.4.    No Voting Arrangements...................................11

            12.5.    No Partnership...........................................11

            12.6.    Prohibited Transfer......................................11

            12.7.    Affiliates of Each Purchaser.............................11

            12.8.    Equitable Remedies.......................................11

            12.9.    Term.....................................................11

            12.10.   Legend on Certificates...................................11

SECTION 13. Miscellaneous ................................................... 12

            13.1.    Notices..................................................12

            13.2.    Entire Agreement.........................................12

            13.3.    Assignment...............................................12

            13.4.    Amendments and Waivers...................................13

            13.5.    Headings.................................................13

            13.6.    Severability.............................................13

            13.7.    Governing Law............................................13

            13.8.    Counterparts.............................................13

            13.9.    Expenses.................................................13

            13.10.   Publicity................................................13